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                                                                    Exhibit 4.10

            AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION AGREEMENT

         NET VALUE, INC. (the "Company") hereby grants to MICHAEL A. CLARK (the "Optionee") an option to purchase shares of Common Stock (the "Shares") of the Company, at the price set forth herein subject to the terms set forth herein, and in all respects subject to the terms and provisions of the Net Value, Inc. 1996 Non-Qualified Stock Option Plan (as amended, the "Plan"), which terms and provisions are hereby incorporated by reference herein. This Amended and Restated Non-Qualified Stock Option Agreement (this "Agreement") amends and restates and makes null and void the Non-Qualified Stock Option Agreement, dated September 19, 1996, between the Company and the Optionee, and any and all Options granted thereunder (collectively, the "Prior Option Agreement"). Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings herein.

         1. Nature of the Option. This Option is intended to be a nonstatutory stock option and is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or to otherwise qualify for any special tax benefits to the Optionee.

         2. Date of Grant; Term of Option. This Option is granted as of September 19, 1996 and, subject to the specific terms contained herein, may not be exercised later than the fifth anniversary of each Vesting Event (as hereinafter defined) with respect to such Option.

         3. Option Exercise Price and Vesting. Subject to the terms and conditions herein set forth and set forth in the Plan, the Company hereby grants to Optionee an option to purchase an aggregate number of Shares of the Company at the option price as follows:

                  (a) An option to purchase a total of 268,000 Shares, of which
(i) 110,000 shall have an exercise price of $.63 per share, 60,000 of which vested and were fully exercisable as of September 19, 1996, and 50,000 of which have vested and were fully exercisable as of September 19, 1997, and (ii) 158,000 shall have an exercise price of $.80 per share, all of which have vested and were fully exercisable as of September 19, 1997.

                  (b) An option to purchase a total of 632,000 Shares at the exercise prices set forth below. This Option shall vest and become exercisable in annual installments, the Optionee having the right hereunder to purchase from the Company, on and after the following dates (each such vesting period being hereinafter referred to as a "Vesting Year" and each such date being hereinafter referred to as a "Vesting Event"), the following number of Shares:

      September 19                   Shares                   Exercise Price
      ------------                   ------                   --------------
          1998                       158,000                        $4.00
          1999                       158,000                        $5.00
          2000                       158,000                        $6.00
          2001                       158,000                        $7.00


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                  (c) Notwithstanding the vesting and exercisability of any
Option granted hereunder, without the prior written consent of the Company, Optionee may not sell, transfer, gift, pledge, hypothecate, assign or otherwise dispose of any Shares issuable thereunder or any right or interest therein granted under this Section 3, whether voluntary, by operation of law or otherwise, prior to September 19, 1998.

                  (d) In the event that the Optionee's employment with the Company is terminated:

                           (i) (A) by the Company for cause (other than death or
disability) as set forth in Section 5.1 of Optionee's Employment Agreement or
(B) by the Optionee without cause (including his resignation), then Optionee shall be entitled, for a period of two (2) years from the effective date of such termination, to exercise all Options which have vested and become exercisable pursuant to the provisions of Section 3 hereof prior to the effective date of such resignation. All Options not so exercised shall terminate.

                           (ii) (A) by the Company without cause or (B) by the
Optionee for cause pursuant to Section 5.2 of the Employment Agreement or (C) by reason of the Optionee's death or disability, the Optionee (or, in the case of Optionee's death, the Optionee's estate or a person who acquired the right to exercise this Option by bequest or inheritance, or, in the case of disability, by the Optionee or his legal guardian or representative, as applicable) shall be entitled, for a period of five (5) years from the effective date of such termination (the "Post-Termination Exercise Period"), to exercise all Options granted to Optionee in Section 3 hereof, provided that the Optionee agrees to forbear from terminating his employment for cause pursuant to Section 5.2 of the Employment Agreement based on the Company's failure to maintain appropriate levels of director and officer liability insurance, until the earlier of March 31, 1998 or 30 days after the Company's successful completion of an initial public offering of any class of its equity securities (an "IPO"). All Options not so exercised shall terminate.

                           (iii) by the Company or the Optionee following a
Change of Control (as such term is defined in the Plan), all unvested and unexercisable Options, granted pursuant to Section 3 hereof, shall immediately vest and become exercisable during the Post-Termination Exercise Period. All Options not so exercised shall terminate.

                           (iv) the Company shall be obligated to file and cause
to become effective, within twelve (12) months after the effective date of such termination, a registration statement on Form S-8 with the SEC covering the public resale of any and all Shares issuable upon the exercise of all Options which have vested and become exercisable pursuant to the provisions of this
Section 4.

         4. Exercise of Option. This Option shall be exercisable during its term only in accordance with the terms and provisions of the Plan and this Option as follows:


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                  (a) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise this Option, the number of Shares in respect to which this Option is being exercised and such other representations and agreements as to the Optionee's investment intent with respect to such Shares as may be required by the Company hereunder or pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company or such other person as may be designated by the Company. The written notice shall be accompanied by payment of the purchase price along with any other agreements as the Company may require. Payment of the purchase price shall be by check or such consideration and method of payment authorized by the Board pursuant to the Plan. The certificate or certificates for the Shares as to which the Option shall be exercised shall be registered in the name of the Optionee and shall be legended as required under this Agreement, the Plan, and/or applicable law.

                  (b) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation, provided that such representation and warranty shall not alter Optionee's right to sell any of the Shares, subject, however, to customary and reasonable holdbacks in connection with any public sale of the Company's Common Stock as reasonably required by the Company's underwriter(s).

         5. Investment Representations. Unless the Shares have been registered under the Securities Act, in connection with the acquisition of this Option, the Optionee represents and warrants as follows:

                  (a) The Optionee is acquiring this Option, and upon exercise of this Option, he will be acquiring the Shares for investment for his own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.

                  (b) The Optionee has a preexisting business or personal relationship with the Company or one of its directors, officers or controlling personal and by reason of his business or financial experience, has, and could be reasonably assumed to have, the capacity to protect his interests in connection with the acquisition of this Option and the Shares.

         6. Forfeiture of Option. Notwithstanding any other provision of this Option, if it is finally determined by a court of competent jurisdiction or other tribunal or panel having jurisdiction over such dispute that the Optionee
(i) has disclosed trade secrets or confidential information of the Company in contravention of Section 8 of Optionee's Employment Agreement, or (ii) has breached any agreement with the Company in respect of confidentiality, nondisclosure, noncompetition or otherwise, all unexercised Options shall terminate as of the date of such determination. In the event of such a determination, in addition to immediate termination of all unexercised Options, the Optionee shall forfeit all Option shares for which the Company has not yet delivered share certificates to the Optionee and the Company shall refund to the Optionee the Option price paid to it. Notwithstanding anything to herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a determination resulting in forfeiture.

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         7. Continuation of Employment or Engagement. Neither the Plan nor this
Option shall confer upon Optionee any right to continue in the service of the Company or limit, in any respect, the right of the Company to discharge the Optionee at any time in accordance with the terms of Optionee's Employment Agreement.

         8. Withholding. The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable to Optionee any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of this Option or the sale or other disposition of the Shares issued upon exercise of this Option. If the amount of any consideration payable to the Optionee is insufficient to pay such taxes or if no consideration is payable to the Optionee, upon the request of the Company, the Optionee (or such other person entitled to exercise the Option pursuant to Section 3(c) hereof) shall pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements it may incur, as a result of the grant or exercise of this Option or the sale or other disposition of the Shares issued upon the exercise of this Option.

         9. The Plan. This Option is subject to, and the Company and the Optionee agree to be bound by, all of the terms and conditions of the Plan as such Plan may be amended from time to time in accordance with the terms thereof. Pursuant to the Plan, the Board of Directors of the Company is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. A copy of the Plan in its present form is available for inspection during business hours by the Optionee or the persons entitled to exercise this Option at the Company's principal office.

         10. Entire Agreement. This Agreement, together with the Plan and the other exhibits attached thereto or hereto, represents the entire agreement between the parties and supersedes and makes null and void the Prior Option Agreement.

         11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

         12. Amendment. Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.

DATE:     December 19, 1997                    NET VALUE, INC.


                                               By:    /s/ Edward J. Zobian
                                                      --------------------------
                                                      Edward J. Zobian, Director



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                                 ACKNOWLEDGMENT


         The Optionee acknowledges receipt of a copy of the Plan, a copy of which is attached hereto, and represents that he has read and is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors or the Committee upon any questions arising under the Plan. In addition, the Optionee acknowledges that this Amended and Restated Non-Qualified Stock Option Agreement supersedes and makes null and void the Prior Option Agreement.




DATE:                                               /s/ Michael A. Clark
     -----------------------------------      ----------------------------------

                                              Optionee: MICHAEL A. CLARK


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                                              Address


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                                              City, State, Zip


         THIS OPTION AND THE SECURITIES WHICH MAY BE PURCHASED UPON THE EXERCISE OF THIS OPTION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE, TRANSFER OR DISTRIBUTION THEREOF. NO SUCH SALE, TRANSFER OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR A SATISFACTORY OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.


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